Exhibit 99.1

Release: IMMEDIATE
For: Comtex News Network

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX STOCKHOLDERS APPROVE ALL PLANS RELATED TO REVERSE
STOCK SPLIT, FRACTIONAL SHARE PURCHASE AND DEREGISTRATION

Alexandria, VA, JUNE 3, 2010 – Comtex News Network, Inc. (CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, announced that its stockholders approved proposals which result in a 1-for-1,000 reverse stock split of the Company’s common stock and the cash-out of stockholders holding fewer than 1,000 shares.  These actions were approved by 90% or more of the shares voted by proxy or in person at a Special Meeting of Stockholders, which took place on June 2, 2010 in Arlington, Virginia.

Comtex also announced that giving effect to the reverse stock split, there are fewer than 200 stockholders of record, and as anticipated, the Company will deregister its common stock with the SEC, effective June 4, 2010, with the result that Comtex will become a private company.

At the Meeting, Chip Brian, Comtex’s President and CEO, was elected to the Board of Directors, and Pieter VanBennekom was elected for an additional three year term.  The accounting firm, Turner, Stone & Co., LLC, was also ratified as the Company’s independent registered accounting firm for its current fiscal year.

As a result of the actions approved at the meeting, each stockholder will receive one share of the Company’s common stock in exchange for every 1,000 shares of common stock that he or she currently holds.  The Company will not issue fractional shares and stockholders will receive cash in the amount of $0.29 per share in lieu of any fractional shares created by the reverse stock split.  The price per share to be paid for fractional shares represents a premium of approximately 30% over the average closing price of the Company’s common stock over the ten trading days prior to the original announcement of the meeting and the filing of the preliminary proxy statement with the SEC.

The share exchange and cash payments will be handled by American Stock Transfer & Trust Company, and all stockholder questions can be answered by them at their toll-free number, 800-937-5449 – or addressed to:  6201 15th Avenue, Brooklyn, NY 11219.

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Comtex Stockholders Approve Reverse Split June 3, 2010	Page 2

Comtex also announced that its Form 15 and related documents will be filed with the SEC in connection with the reverse stock split and approved amendments to the Company’s certificate of incorporation.

About Comtex
Comtex (www.comtex.com) provides real-time news and economically useful information via CustomWires® and Comtex SmarTrend® Alerts. Comtex also provides several proprietary SmarTrend products to investors, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.  SmarTrend TV can be seen exclusively on the Internet at www.tradethetrend.com, or on its YouTube channel, Trade The Trend. ®

SmarTrend®; CustomWire®; and Trade The Trend® are registered trademarks of
Comtex News Network, Inc.

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